Exhibit 1
Purchases of ADSs from
November 18, 2005, through December 12, 2005
Set forth below are the purchases of ADSs from November 18, 2005, through December 12, 2005. All purchases were made in open-market, stock exchange transactions.

Date	Number of Shares	Price per Share
11/22/2005	2,300	$8.27
11/22/2005	4,700	$8.35
11/22/2005	1,200	$8.39
11/23/2005	6,100	$8.40
11/23/2005	2,200	$8.50
11/29/2005	2,100	$8.58
11/30/2005	9,900	$8.56
12/01/2005	3,000	$8.56
12/02/2005	13,100	$8.55
12/05/2005	7,100	$8.55
12/12/2005	15,000	$8.75